Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TCF Financial Corporation:

We hereby consent to the incorporation by reference in the Registration Statement No. 333-157569 on Form S-8 dated February 27, 2009 of TCF Financial Corporation of our report dated March 2, 2020, with respect to the TCF Financial Corporation (formerly Chemical Financial Corporation) Directors' Deferred Stock Plan included in Exhibit 99.1 of this Annual Report (Form 10-K) as of December 31, 2019 and 2018, the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2019 filed with the Securities and Exchange Commission.

/s/ Andrews Hooper Pavlik PLC

Saginaw, Michigan
March 2, 2020